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                                                                     EXHIBIT 8.2

August 23, 2004



Coeur d'Alene Mines Holding Company and
Coeur d'Alene Mines Corporation
400 Coeur d'Alene Mines Building
505 Front Avenue

Coeur d'Alene, Idaho 83814


Dear Sirs/Mesdames:

RE: REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:


      We have acted as Canadian counsel to Coeur d'Alene Mines Holding Company, an Idaho corporation ("COEUR") and Coeur d'Alene Mines Corporation, an Idaho corporation in connection with the offer to purchase all of the outstanding common shares of Wheaton River Minerals Ltd. ("WHEATON"), a corporation existing under the Business Corporations Act (Ontario).

      At your request, we have examined the form of Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission Registration No. 333-117325 (the "REGISTRATION STATEMENT") in connection with the registration of the shares of Coeur's common stock to be issued to the stockholders of Wheaton upon consummation of the proposed transaction.

      You have requested our opinion regarding the accuracy of the Canadian federal income tax matters described in the Registration Statement under the caption "Material Canadian Federal Income Tax Considerations". In rendering this opinion, we have reviewed (without any independent investigation) the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements and assumptions contained in the Registration Statement, and have also assumed that the proposed transaction will be consummated in accordance with the terms set forth therein and without any waiver of any material provision thereof.
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      Based upon the foregoing, it is our opinion that the discussion in the
Registration Statement, under the caption "Material Canadian Federal Income Tax Considerations", to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

      This opinion represents our best judgment regarding the application of Canadian federal income tax laws under the Income Tax Act (Canada) and the regulations thereunder, as amended, existing judicial decisions and the current published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA"). Our opinion is not binding upon the CRA or the courts, and there is no assurance that the CRA will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of Canadian federal income tax laws. Furthermore, in the event any one of the facts or statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Material Canadian Federal Income Tax Considerations" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "SECURITIES ACT"), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act.

Yours very truly,

/s/ Goodmans LLP
GOODMANS LLP